EXHIBIT 99.1
Contact:	David W. Brunton, Chief Financial Officer SBE, Inc. (925) 355-7700 davidb@sbei.com

SBE, Inc. Announces Receipt of Nasdaq Staff Determination Letter

SAN RAMON, CA, March 23, 2007 - SBE, Inc. (Nasdaq: SBEI), today announced that it received a staff determination letter from The Nasdaq Stock Market Inc. (Nasdaq) on March 20, 2007 stating that the Company's common stock is subject to delisting from The Nasdaq Capital Market for failure to comply with Marketplace Rule 4310(c)(2)(B), which requires the company to maintain minimum stockholders’ equity of $2.5 million, or $35.0 million market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

As previously reported, on January 11, 2007, the company received a staff determination letter from Nasdaq stating that its common stock is subject to delisting from The Nasdaq Capital Market for failure to comply with Marketplace Rule 4310(c)(4) which requires the Company to maintain a minimum bid price of $1.00. The company filed an appeal of the staff’s determination of January 11, 2007 to the Nasdaq Listings Qualifications Panel (the Panel). Delisting of the company’s common stock from Nasdaq is stayed pending the determination of the Panel. The appeals hearing was held on February 22, 2007 and the company is awaiting the Panel’s determination. Nasdaq has indicated that the Panel will also consider the Company’s failure to maintain a minimum stockholders’ equity of $2.5 million in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market. Pursuant to Marketplace Rule 4804(c), the company has until March 27, 2007 to present its plan of corrective action to the Panel.

A special meeting of the SBE stockholders has been scheduled for March 29, 2007 to approve the sale of the company’s embedded hardware business to One Stop Systems and to approve a 1 for 5 reverse stock split. A proxy statement detailing the sale transaction and reverse stock split has been mailed to all SBE shareholders of record as of March 6, 2007. The reverse stock split will be sufficient to increase the bid price on the company’s common stock to $1.00 or more and the company will record a gain on the sale of its embedded hardware business that will be sufficient to correct the deficit in stockholders’ equity, correcting both the bid price and shareholder equity deficiencies.

About SBE
SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based hardware and software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about a hearing before the Nasdaq Listing Qualifications Panel. Such statements are only predictions and the company’s actual results may differ materially from those anticipated in these forward-looking statements. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the Form 8-K filed with the Securities and Exchange Commission on the date hereof and the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc.